CERTIFICATE OF

DESIGNATIONS, PREFERENCES AND RIGHTS

OF

CLASS B REDEEMABLE PREFERRED STOCK SERIES 2

OF

HARRELL HOSPITALITY GROUP, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

HARRELL HOSPITALITY GROUP, INC., a corporation organized and existing under the Delaware General Corporation Law (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation on October 16, 2006 pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Certificate of Incorporation, as amended and restated, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $0.01 (the "Preferred Stock") and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

CLASS B REDEEMABLE PREFERRED STOCK SERIES 2:

Section 1. Designation and Amount. The designation of this series, which consists of One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock, is Class B Redeemable Preferred Stock Series 2 (the "Preferred Stock Series 2 ") and the stated value shall be Twenty-Six Pence British Sterling (£0.26) per share (the "Stated Value").

Section 2. Rank. The Preferred Stock Series 2 shall rank (i) prior to the Corporations's Class A Common Stock, par value $0.002 per share (the "Junior Securities"); and (ii) junior to the Corporation's Class A Preferred Stock, par value $1.00 per share and (iii) junior to any series of Class B Preferred Stock of the Corporation hereafter created (collectively, the Class A Preferred Stock and any subsequent series of Class B Preferred Stock (the "Senior Securities").

Section 3. Dividends. The holders of Preferred Stock Series 2 shall be entitled to receive, in preference to holders of any Junior Securities, cumulative dividends at the rate of 3% per annum of the Stated Value (converted into U.S. currency equivalents) of each share of Preferred Stock Series 2 held, if and to the extent that the Corporation receives interest payments on those certain promissory notes designated as the £421,874 Loan Notes 2006 issued by Red Leopard Holdings PLC to the Corporation (the "RLH Notes"). Such dividends, whether or not declared by the Board of Directors, shall accumulate from and after the date of the original issuance of the Preferred Stock Series 2, but only to the extent that interest payments on the RLH Notes are actually received by the Corporation. Provided that there are funds legally available therefor, the dividends must be paid not later than the redemption date of the Preferred Stock Series 2.

Section 4. Voting Rights. The holders of Preferred Stock Series 2 have no voting power except as otherwise provided by Section 8 of this Certificate of Designation and/or the Delaware General Corporation Law.

Section 5. Liquidation Rights. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock Series 2 an amount equal to the actual amount per share that the Corporation realized at Liquidation from liquidation of the RLH Notes, before any distributions or payments shall be made to holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Preferred Stock Series 2 shall be distributed ratably in accordance with respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Corporation shall mail written notice of any such Liquidation, not less than thirty (30) days prior to payment date stated therein, to each record holder of Preferred Stock Series 2.

Section 6. Redemption.

  (a) Redemption for Cash. The Corporation shall redeem each holder's outstanding shares of Preferred Stock Series 2 for a cash amount per share equal to the Stated Rate (converted into U.S.currency equivalents) within forty-five (45) days after the Corporation receives the full principal repayment in cash of the RLH Notes. In the event that the Corporation receives a partial principal repayment of the RLH Notes, the Corporation shall postpone redemption until the principal of the RLH Notes is fully repaid unless such the Corporation receives written notice from Red Leopard Holdings PLC that such partial principal payment ("Final Note Payment") is the entire amount that the Corporation will receive in respect of the RLH Notes (a "Final Payment Notice"). Within forty-five (45) days of receipt of the Final Note Payment and the Final Payment Notice, the Corporation shall redeem each holder's outstanding shares of Preferred Stock Series 2 for a cash amount per share (converted into U.S.currency equivalents) equal to the amount per share that the Corporation received from partial principal payments on the RLH Notes, including the Final Note Payment.

  (b) Redemption for RLH Securities. In the event that the RLH Notes are converted into ordinary shares of Red Leopard Holdings PLC of 0.2 pence each (the "RLH Stock") as provided in the Loan Note Instrument creating the RLH Notes, the Preferred Stock Series 2 shall be redeemed for the RLH Stock received by the Corporation, within forty-five (45) days of the conversion of the RLH Notes. If all of the RLH Notes are converted to RLH Stock, then all outstanding shares of the Preferred Stock Series 2 shall be redeemed. In that event each holder of Preferred Stock Series 2 shall receive, as the redemption price for the total number of Preferred Stock Series 2 he owns, the number of shares of RLH Stock (rounded to the nearest whole share) determined by multiplying the total number of RLH Stock shares issued to the Corporation from conversion of the RLH Notes by a percentage equal to the total number of Preferred Stock Series 2 shares owned by the holder divided by the total number of outstanding shares of Preferred Stock Series 2 held by all holders. In the event that there is a partial conversion of the RLH Notes into RLH Stock, then a portion of the outstanding Preferred Stock Series 2 shall be redeemed. The amount of Preferred Stock Series 2 redeemed in such partial redemption shall bear the same proportion to the total outstanding Preferred Stock Series 2 that the principal amount of the RLH Notes converted to RLH Stock bears to the total outstanding balance of the RLH Notes prior to the partial conversion and shall be made ratably among the holders of Preferred Stock Series 2 shares. In the event of a partial redemption, each holder of Preferred Stock Series 2 shall receive, as the redemption price for the shares of his Preferred Stock Series 2 being redeemed, the number of shares of RLH Stock (rounded to the nearest whole share) determined by multiplying the total number of RLH Stock shares issued to the Corporation from conversion of the RLH Notes by a percentage equal to the total number of Preferred Stock Series 2 shares owned by the holder divided by the total number of outstanding shares of Preferred Stock Series 2 held by all holders.

  (c) Redemption through Merger or Acquisition. If at any time after Preferred Stock Series 2 is issued and outstanding and prior to the retirement of all Preferred Stock Series 2, there shall be a proposed merger, consolidation or acquisition of the Corporation with, by or into another company (a "Reorganization") the Corporation shall notify the holders of the Preferred Stock Series 2 of such proposed Reorganization not less than thirty (30) days prior to the consummation of such Reorganization (the "Merger Notice"). From receipt of the Merger Notice until ten (10) days prior to the consummation of the proposed Reorganization, the holders of Preferred Stock Series 2 shares may request in writing (the "Merger Redemption Notice") the Corporation to redeem outstanding shares of Preferred Stock Series 2 for a cash amount per share (converted into U.S.currency equivalents) equal to the Stated Value, with such amount payable upon consummation of the Reorganization. The Corporation may elect to not effect any redemption described in this subsection (c) if the Corporation finds, in the reasonable determination of the Board of Directors, that the resulting successor or acquiring entity in the Reorganization will be at least as creditworthy as the Corporation was immediately prior to the Reorganization and if the successor or acquiring entity in the Reorganization assumes, by written instrument, the obligations of the Corporation under this Certificate of Designation.

  (d) Insufficient Funds. If the funds of the Corporation legally available for redemption of Preferred Stock Series 2 are insufficient to redeem the number of shares of Preferred Stock Series 2 required under subsection (a) of this Section to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares of Preferred Stock Series 2 ratably among the holders based upon the aggregate amount which holder would be entitled to receive if all the shares to be redeemed were redeemed on such date. At any time thereafter when additional funds of the Corporation become available for the redemption of Preferred Stock Series 2, such funds will be used promptly to redeem the balance of the shares which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in this subsection (d).

  (e) Rights of Holder. Until a holder has received payment of the Preferred Stock Series 2 redemption price, all rights of such holder of each share to be redeemed on the applicable Mandatory Redemption Date as a stockholder of the Corporation by reason of the ownership of such share will continue. From and after the receipt of such payment, all such rights of the holder with respect to such share will cease to exist and such share will not be deemed to be outstanding.

Section 7. Uncertificated Shares. The Preferred Stock Series 2 shares shall be uncertificated.

Section 8. Protective Provisions. So long as shares of Preferred Stock Series 2 are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the Delaware General Corporation Law) of the holders of at least a majority of the then outstanding shares of Preferred Stock Series 2, alter, amend or repeal (whether by merger, consolidation or otherwise) the rights, preferences or privileges of the Preferred Stock Series 2.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this the _____ day of October, 2006

HARRELL HOSPITALITY GROUP, INC.

By:

Paul L. Barham

Chief Executive Officer